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                                                                  EXHIBIT 10.174



                           PURCHASE AND SALE AGREEMENT


        THIS AGREEMENT is made and entered into as of this ___ day of August, 1999, by and between THE VILLAS AT MONTEREY LIMITED PARTNERSHIP, a Florida limited partnership and TANGO BAY OF ORLANDO, LC., a Florida limited liability company (collectively, "SELLER"), and PREFERRED EQUITIES CORPORATION, a Nevada corporation (the "PURCHASER"). In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

        1. PURCHASE AND SALE. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller those certain parcels of real property (the "LAND") located in Orange County, Florida, as more particularly depicted on the site plan attached hereto as EXHIBIT "A", which Land is a portion of the Project (as hereinafter defined) and includes one (1) building commonly known as Building L, containing 18 apartments (one of which is presently operated as a fitness facility), of the Ramada Suites at Tango Bay Orlando, together with the following property and rights:

        (a) All improvements located on the Land, including buildings, structures and other facilities (the "IMPROVEMENTS"). The Land and the Improvements are hereinafter collectively referred to as the "REALTY;"

        (b) All fixtures, equipment, furniture and items of personal property used exclusively in the operation of the Realty, and situated on the Realty, excluding, however, (i) any bed linens or phones or switchboard equipment (but including all phone wiring) and (ii) the fitness equipment presently contained in the apartment operated as the fitness facility (with the exception of the single piece of equipment already owned by Purchaser)(the "PERSONALTY");

        (c) All licenses, permits, authorizations and approvals pertaining to ownership and/or operation of the Realty which are separable and transferable; and

        (d) All strips and gores of land lying adjacent to the Realty (but which are not otherwise part of the Project), together with all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, and appurtenances pertaining to or accruing to the benefit of the Realty that are owned by Seller, if any.

The Realty and all of the other property and rights described in this paragraph 1 are hereinafter collectively called the "PROPERTY".

        The Land is a portion of the overall Ramada Suites at Tango Bay project (the "PROJECT"), which Project consists of, among other things, a Reception Building and separate buildings lettered A (a/k/a 1) through S (a/k/a 19), inclusive (Buildings A through L still being owned by Sellers). Purchaser understands and agrees that Seller currently operates the Project under the name "Ramada Suites at Tango Bay", and Purchaser agrees not to object to Seller's continued use, after closing, of such name (or to the name "Ramada at Tango Bay" for






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purposes of registration with RCI) with respect to Seller's operation of the balance of the Project being retained by Seller. Seller understands and agrees that, after closing, Purchaser intends to operate the Property under the name "Ramada Vacation Suites at Orlando", or such other name as Purchaser may determine. Purchaser understands and agrees that after closing it shall not use the name "Ramada Vacation Suites" with respect to any portion of the Project, nor the name "Ramada Suites" with respect to any permitted registrations with RCI.

        2. PURCHASE PRICE. The purchase price to be paid by Purchaser to Seller for the Property is One Million Forty Four Thousand and No/100 ($1,044,000.00) Dollars (the "PURCHASE PRICE").

        3. DEPOSITS. To secure the performance by Purchaser of its obligations under this Agreement, within two (2) business days following receipt of written notice of execution of this Agreement by Seller, Purchaser shall deliver to Broad and Cassel, as escrow agent (the "ESCROW AGENT"), (i) the sum of Twenty Five Thousand and No/100 ($25,000.00) Dollars (the "INITIAL DEPOSIT"), and (ii) provided Purchaser does not exercise its right to cancel this Agreement during the Inspection Period (as defined in, and hereinafter provided for, in paragraph 7 below), within two (2) business days following the expiration of the Inspection Period, Purchaser shall deliver to the Escrow Agent the additional sum of Twenty Five Thousand and No/100 Dollars ($25,000.00), which shall be held as an additional earnest money deposit hereunder (the "ADDITIONAL DEPOSIT"). The Initial Deposit and Additional Deposit are hereinafter collectively referred to as the "DEPOSIT". . The Escrow Agent shall invest the Deposit in an interest-bearing account, certificate of deposit or repurchase agreement maintained with or issued by a commercial bank or savings and loan association doing business in Orange County, Florida. All interest accrued or earned on the Deposit shall be paid or credited to Purchaser except in the event of a default by Purchaser, without any default of Seller, in which event the interest shall be disbursed to Seller, together with the Deposit, as liquidated damages in accordance with paragraph 12 below.

        4. TERMS OF PAYMENT. The Purchase Price shall be paid to Seller as follows:

        $   25,000.00,   being the total Deposit referred to in paragraph 3 of
                         this Agreement, which sum shall be paid to Seller at closing.

        $1,019,000.00,   approximately, in current funds at time of closing,
                         subject to prorations and adjustments as hereinafter provided, to be paid by wire transfer of Federal Funds.

        $1,044,000.00    Total Purchase Price.
        =============






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        5. TITLE. Within fifteen (15) days following the date of this Agreement,
Seller, at Seller's expense, shall deliver to Purchaser's attorneys, Greenberg, Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, Attention: Gary A. Saul, Esq., a commitment (the "COMMITMENT") for an owner's ALTA Form B Marketability title insurance policy with respect to the Project from First American Title Insurance Corporation (or other national title company reasonably acceptable to Purchaser) in favor of Purchaser in the amount of the Purchase Price. The Commitment shall be endorsed and updated at Seller's expense: (i) within five (5) days following the delivery of the Survey (as hereinafter defined) to delete those matters reflected on the Commitment which are not applicable to the Realty, and (ii) within ten (10) days before closing. The Commitment and any endorsement or update thereof shall show Seller to be vested with good, marketable and insurable fee simple title to the Realty, free and clear of all liens, encumbrances and other matters, except only for those liens and encumbrances to be released and satisfied at closing and the following (the "PERMITTED EXCEPTIONS"):

        (a) Ad valorem real estate taxes for the year of closing, provided same are not then due and payable, and subsequent years.

        (b) All applicable zoning ordinances and regulations, none of which shall prohibit or otherwise interfere with all uses presently being made of the Property.

        (c)    The Contracts (as hereinafter defined).

        (d)    The matters described on EXHIBIT "B" attached hereto.

        Additionally, at Closing, Purchaser and Seller shall execute such documents as are necessary to: (i) amend that certain Declaration of Restrictions and Protective Covenants for Tango Bay (the "Declaration"), recorded April 9, 1996 in Official Records Book 5038, Page 3760 of the Public Records of Orange County, Florida, to transfer the Property from Village A to Village B (as defined in the Declaration)(the "DECLARATION AMENDMENT"), and (ii) cause the Property to be fully released and unencumbered by that certain Declaration of Restrictions (6 Year Covenant) recorded April 9, 1996 in Official Records Book 5038, Page 3850 of the Public Records of Orange County, Florida, and cause the 6 Year Covenant to be extended and to remain in effect as to the portions of the Project owned by Seller for a period expiring upon the earlier of: (i) December 31, 2003, or six (6) months following the date that Purchaser has closed on the sale of not less than ninety five percent (95%) of its inventory of timeshare units in the Project (the "6 YEAR AMENDMENT").

        Within thirty (30) days following the date of this Agreement, Seller shall also deliver to Purchaser, a survey (the "SURVEY") of the Realty showing and certifying the exact location and






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legal description of the Realty and meeting the minimum technical standards of the Florida Board of Land Surveyors and the State of Florida Department of Professional Regulation, certified to Purchaser, Purchaser's title insurer, Seller and Broad and Cassel and prepared as of a date subsequent to the date of this Agreement. The Survey shall also show and certify: (i) the location of all improvements and easements and rights-of-way affecting the Realty, (ii) the location of all roadways adjacent to the Realty, (iii) the acreage of the Realty calculated to the second decimal place, and (iv) the perimeter boundaries of the Project, including, without limitation, the location of all streets, roads, accessways, entrance features and fountains located therein. Notwithstanding the fact that Seller shall be obligated to obtain and deliver the Survey to Purchaser, responsibility for the cost of the Survey shall be determined as follows: (1) in the event that Purchaser closes on title to the Property as contemplated hereunder, Purchaser shall be solely obligated for the cost of the Survey; (2) in the event that Purchaser elects to cancel this Agreement during the Inspection Period as provided in paragraph 7 below, Purchaser shall be solely obligated for the cost of the Survey; (3) in the event that the Agreement is cancelled as a result of the failure of any of Purchaser's Conditions Precedents (other than breach of a representation or warranty by Seller), then Purchaser and Seller shall equally share the cost of the Survey; (4) in the event that Seller elects to cancel this Agreement during the Contingency Period as provided in paragraph 9 below, Seller shall be solely obligated for the cost of the Survey; (5) in the event that the Agreement is cancelled as a result of a default by Seller or any breach of a representation or warranty by Seller, then Seller shall be solely obligated for the cost of the Survey; or (6) in the event that the Agreement is cancelled as a result of a default by Purchaser, then Purchaser shall be solely obligated for the cost of the Survey. Seller agrees to give Purchaser notice, promptly after placing the order for the Survey, of the name, address and phone number of the surveyor, and of the cost for the Survey. The provisions of this subparagraph shall survive Closing and any cancellation or termination of this Agreement.

        Title shall be deemed good, marketable and insurable only if the Commitment allows for issuance of an Owner's ALTA Form B Marketability Policy effective as of closing at minimum promulgated risk rate premiums, without any guarantees and without any exceptions, standard or otherwise, other than the Permitted Exceptions. Purchaser shall have fifteen (15) days from receipt of the Commitment and hard copies of all items noted as exceptions therein (the "TITLE REVIEW PERIOD"), within which to examine same. If Purchaser finds title to be defective or







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cannot determine the effect of the matter until located on the Survey, Purchaser shall, no later than the expiration of the Title Review Period, notify Seller in writing specifying the defect(s) (which defect(s) shall also include any UCC-1 Financing Statements filed with the Florida Secretary of State) or reserving the right to comment on same after receipt of the Survey; provided that if Purchaser fails to give Seller written notice before the expiration of the Title Review Period of defect(s) in title or of the need for the Survey to review the effect of the exception, then the defects shown in the Commitment (other than those to be evaluated upon receipt of the Survey) shall be deemed to be waived as title objections to closing this transaction. Purchaser may raise as additional objections, however, any matters first shown by the Survey, any endorsement of the Commitment and/or recertifications of Survey, provided that notice of objection to same must be given to Seller within fifteen (15) days from receipt of the Survey, endorsement or recertification, as applicable. If Purchaser has given Seller timely written notice of defect(s) and the defect(s) render the title other than as represented in this Agreement, Seller shall use its best efforts to cause such defects to be cured by the date of closing, provided, however, that Seller shall not be obligated to file suit or otherwise expend any monies with regard to curing title defects other than with regard to the payment of any liens or encumbrances which have voluntarily and intentionally been created by Seller. At Purchaser's option, the date of closing may be extended for a reasonable period (not to exceed ninety (90) days) for purposes of eliminating any title defects. In the event that Seller does not eliminate any defects as of the date of closing as the same may be extended under the preceding sentence, Purchaser shall have the option of either: (i) closing and accepting the title "as is", without reduction in the Purchase Price, or (ii) canceling this Agreement in which event the Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except only for those obligations which are intended to survive closing and/or any earlier termination of this Agreement, unless such defects were caused by Seller's willful act or willful omission, in which event, Seller shall remain liable to Purchaser for damages caused thereby. Seller shall execute appropriate documents as required for "gap coverage" by the title insurer or the closing shall be held in escrow in accordance with customary escrow closings for Orange County, Florida.

        6. DELIVERIES. Within seven (7) business days following the date hereof (and thereafter, as applicable), Seller shall deliver to Purchaser true, correct and complete copies of all of the following, to the extent in the possession of the Seller:






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        (a)    All permits, licenses, authorizations or approvals (other than those which are no longer in effect) issued by any governmental body or agency having jurisdiction over the Property, related to the ownership and/or operation of the Property (the "LICENSES"); and

        (b) The bill or bills issued for the year 1998 for real estate and personal property taxes and any subsequently issued notices pertaining to real estate or personal property taxes or assessments applicable to the Property.

        7. PURCHASER'S CONDITIONS PRECEDENT. Purchaser's obligation to close the transaction provided for in this Agreement shall be subject to the following conditions precedent to closing:

        (a) Purchaser shall have until September 15, 1999 (the "INSPECTION PERIOD") to examine the Licenses, the Plans and the Studies and to decide whether they are satisfactory to Purchaser and to make such physical, zoning, land use, environmental, and other examinations, inspections and investigations of the Property or the use or operation thereof which Purchaser, in Purchaser's sole discretion, may determine to make, subject, however, to the provisions of Section 19 below. In the event Purchaser is not satisfied with any of the foregoing, in Purchaser's sole and absolute discretion, Purchaser may cancel this transaction as hereinafter provided.

        (b) Purchaser shall have until the expiration of the Inspection Period to make a physical inspection of the Property by architects, engineers and/or environmental specialists of Purchaser's choice, for the purpose of determining the condition and suitability of the Property, subject, however, to the provisions of Section 19 below. In the event that, based upon such inspection, Purchaser is not satisfied with the condition of the Property, in Purchaser's sole discretion, Purchaser may cancel this transaction as hereinafter provided.

        (c) Purchaser shall have a period of ninety (90) days following the date of this Agreement by both parties to obtain all appropriate final, non-appealable land use, zoning, environmental, and other governmental and utility approvals (collectively, the "APPROVALS"), whether by ordinance, variance, amendment, special use and/or otherwise, including, without limitation, any necessary amendments to the P.U.D. and the applicable comprehensive plan necessary to permit the operation and marketing of the Property as a timeshare, interval ownership or vacation club. Purchaser agrees to proceed diligently to obtain the Approvals, at Purchaser's expense, and Seller agrees to reasonably cooperate in that regard, including, without limitation, executing applications or other governmental submissions as the owner of the Property, provided, however, that said cooperation shall not require Seller to post any bonds and/or other financial assurances with any governmental authorities or incur any liability, cost or expense with regard to such cooperation. If Purchaser has not obtained the Approvals within the ninety (90) day period, Purchaser shall have the right to extend the said period for an additional thirty (30) day period, by giving Seller notice to such effect at any time prior to the expiration of the ninety (90) day period, together with notice from Purchaser's local counsel (if Purchaser is using local counsel, or if not, then the certification shall come from Purchaser directly) that the application for the Approvals is proceeding. Subsequent to the initial thirty (30) day extension period, Purchaser shall have the right to extend the time period for obtaining the Approvals for two additional thirty (30) day periods (i.e., the maximum period for Purchaser to obtain the Approvals shall be 180 days - the initial 90 day period and the three 30 day extension periods), in each case, Purchaser to exercise the right to extend the period by giving Seller notice, at any time prior to the expiration of the then applicable period, to such effect, together with notice from Purchaser's local counsel (if Purchaser is using local counsel, or if not, then the certification shall come from Purchaser directly) that the application for the Approvals is proceeding. In the event that Purchaser has not







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               timely obtained the Approvals, Purchaser may cancel this
               transaction as hereinafter provided. In order for Seller to keep abreast of the status of the application for the Approvals, Purchaser hereby authorizes Seller to make direct inquiries of Purchaser's local counsel from time to time, and Purchaser shall authorize Purchaser's local counsel to communicate directly with Seller and/or Seller's counsel in this regard.

        (d) At all times during the term of this Agreement and as of closing, all of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects.

        In the event any of the foregoing conditions precedent are not fulfilled as of closing (or earlier date if specified otherwise), then Purchaser shall have the option of either: (i) waiving the condition and closing "as is", without reduction in the Purchase Price or claim against Seller therefor, or
(ii) canceling this Agreement by written notice to Seller given by closing (or earlier date if specified otherwise), in which event the Escrow Agent shall return the Deposit(s) and all interest thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive termination or closing of this transaction.

        In the event Purchaser timely elects to cancel this Agreement, and as consideration for Seller granting Purchaser the investigation and inspection condition precedent therein, Purchaser shall deliver to Seller within ten (10) days following any notice of cancellation, a copy of all written studies or reports obtained by or prepared for Purchaser by third parties in connection with the Inspection Period, without warranty or representation of any kind whatsoever on the part of Purchaser as to the content, accuracy or completeness thereof, and, in addition, Purchaser shall return any materials delivered to Purchaser by Seller under paragraph 6 above.

        8. SELLER'S REPRESENTATIONS. Seller represents and warrants to Purchaser and agrees with Purchaser as follows:

        (a) At closing, there shall be no contracts, insurance policies, leases, tenancies, arrangements, licenses, concessions, easements, service arrangements, employment contracts or agreements, brokerage agreements, and any and all other contracts or agreements, either recorded or unrecorded, written or oral, affecting the Property or any portion thereof, or the use thereof, other than (i) that certain Contract with Safeguard Services Southeast, Inc. dated June 6, 1992, (ii) that certain Cable Television Installation and Service Agreement for Hotel with Time Warner Entertainment Advance/Newhouse Partnership and
               (iii) that certain Laundry Space Lease dated March 1, 1993 with Amerivend Corporation (the "Laundry Lease")(collectively, the "CONTRACTS", true correct and complete copies of which are attached hereto as Composite EXHIBIT "C"). Seller shall not permit any lease rights to extend beyond closing and shall deliver exclusive possession of the Property to Purchaser at closing, free of all tenancies, occupancy or possessory agreements or contracts (other than the Contracts) or arrangements, whether oral or written, including, without limitation, any transient hotel guests affecting the Property or any unfulfilled hotel or guest






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               reservations affecting the Property. Seller understands and agrees that Purchaser does not desire to be bound by the terms of the Laundry Lease, however, in lieu of requiring Seller to terminate same prior to Closing, Seller agrees to indemnify Purchaser (and its officers, directors, shareholders, employees and agents) from and against any and all liability (including reasonable attorneys fees and costs at trial and all appellate levels) Purchaser (or its officers, directors, shareholders, employees and agents) may suffer, directly or indirectly, as a result of, or arising from, the Laundry Lease, including without limitation, any liability incurred subsequent to Closing. Notwithstanding anything to the contrary, the indemnification provisions contained in this subparagraph shall survive indefinitely after Closing.

        (b) Seller has not received any notice of: (i) any pending improvement liens to be made by any governmental authority with respect to the Property; (ii) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Property; (iii) any pending or threatened lawsuits with respect to the Property; (iv) any pending or threatened condemnation proceedings with respect to the Property; or (v) any defects or inadequacies in the Property which would adversely affect the insurability of the Property or increase the cost thereof.

        (c) To the best of the actual knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access to the Property or the discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services to the Property.

        (d) Seller has not received written notice from any applicable governmental entity or any insurance carrier of any material defect, latent or otherwise, in the Improvements on the Land, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing the Property and the roofs, which have not been disclosed to Purchaser in writing prior to the date of this Agreement.

        (e) To the best of Seller's actual knowledge, all Improvements on the Land were permitted conforming structures under applicable zoning and building laws and ordinances in effect when the Improvements were constructed and the present uses thereof are permitted uses under applicable zoning and building laws and ordinances.

        (f) During the period between the date of this Agreement and closing, Seller shall continue to operate and manage the Property in a prudent, businesslike and responsible manner consistent with its operation and management prior to the date of this Agreement and keep same clear of accumulations of trash, debris or overgrowth of vegetation. Seller shall: (i) continue to maintain all of the present services to the Property, (ii) make all repairs and replacements in the ordinary course of business to the Property (excluding capital expenditures in excess of $100.00 per unit), and (iii) not remove any of the personal property from the Property except in replacement of same (or as to the fitness equipment of Seller, which Seller is permitted to remove at any time). In addition, Seller shall make all payments due prior to closing in connection with the Property, including all utility payments and payments on any other obligations affecting the Property. Notwithstanding the foregoing, exclusive possession of the Property shall be conveyed to Purchaser at closing, and, accordingly, Seller shall not accept any reservations for hotel or transient guests at the Property which would affect the Property at the time of, or after, closing.

        (g) To the best of Seller's knowledge, Seller is vested with good, marketable and insurable fee simple title to the Realty subject only to the Permitted Exceptions as provided herein; and Seller is vested with good and marketable title, subject only to the Permitted Exceptions, to all fixtures, equipment, furnishings and items of personal property referred to in subparagraph (b) above free of all financing







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               and other liens or encumbrances (except only for mortgage which are to be satisfied and released at closing).

        (h) Seller shall comply prior to closing with all laws, rules, regulations, and ordinances of all governmental authorities having jurisdiction over the Property, provided, only, however, that Seller shall have no obligation to adapt any units within the Property to comply with the requirements of the Americans with Disabilities Act. Seller shall be responsible for and shall promptly pay all amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to Seller and Seller's ownership and/or operation of the Property prior to closing.

        (i) Prior to closing, no portion of the Property or any interest therein, beneficial or otherwise, shall be alienated, further encumbered, conveyed or otherwise transferred. In addition, Seller shall not discuss or negotiate any potential sale of the Property with any third party during the term hereof.

        (j) The execution, delivery and performance of this Agreement by Seller have been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable against Seller in accordance with its terms. Neither the execution of this Agreement or the consummation of the transactions contemplated hereby will: (i) result in a breach of, or default under, any agreement to which Seller (or any of the entities or persons comprising Seller) is a party or by which the Property is bound, or (ii) violate any restrictions to which Seller is subject.

        (k) Seller is not a "foreign person" within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2). At closing, Seller shall deliver to Purchaser an affidavit to such effect, and also stating Seller's employer identification number and the state within the United States under which Seller was organized and exists. Seller acknowledges and agrees that Purchaser shall be entitled to fully comply with Internal Revenue Code Section 1445 and all related sections and regulations, as same may be modified and amended from time to time, and Seller shall act in accordance with all reasonable requirements of Purchaser to effect such full compliance by Purchaser.

        (l) To the best of Seller's actual knowledge, without any independent investigation or inquiry, there has not been and there is not now: (i) any Hazardous Substance (as hereinafter defined) present on the Realty, except for such materials as are normally and customarily used for household purposes or in the operation or maintenance or apartment complexes, and which are not in violation of any environmental law, (ii) any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Realty, except for such materials as are normally and customarily used for household purposes or in the operation or maintenance or apartment complexes, and which are not in violation of any environmental law,, or (iii) any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. Seller has not received any notice from any governmental authority regarding the presence of any Hazardous Substance, any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance or any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. Seller shall at all times prior to closing comply with all applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance and Seller shall not generate, recycle, reuse, sell, store, handle, transport and/or dispose of any Hazardous Substance on the Property without the prior written consent of Purchaser, except for such materials as are normally and customarily used for household purposes or in the operation or maintenance or apartment complexes, and which are not in violation of any environmental law. As used herein, the term "HAZARDOUS SUBSTANCE" means any substance or material defined or designated as a hazardous or toxic waste material or substance, or other similar term by any federal, state or local environmental statute, regulation or ordinance presently or hereinafter in effect, as such statute, regulation or ordinance may be amended from time to time.

        (m) As of the closing, there shall be no leases or other occupancy or possessory agreements or contracts affecting the Property, whether oral or written, including, without limitation, any hotel or transient guests on the Property or any unfulfilled hotel or guest reservations affecting the Property.

The provisions of this paragraph shall survive the closing for a period of one
(1) year.

        9. SELLER'S CONDITION PRECEDENT. To the extent that the subject transaction does not close on or prior to December 31, 1999, then, in such event, Seller's obligation to subsequently close the transaction provided for in this Agreement shall be subject to Seller's obtaining, prior to Closing, the agreement of the present mortgage holder on the Property to release the Property from the lien of their mortgage, at a price and on terms satisfactory to Seller, in Seller's sole and absolute discretion. Promptly following the satisfaction of this condition precedent, or any portion thereof, Seller shall provide Purchaser with written evidence of same.

        In the event that the foregoing condition precedent is applicable and is not fulfilled prior to Closing, then Seller shall have the option of either: (i) waiving the condition, or (ii) canceling this Agreement by written notice to Purchaser given prior to the Closing, in which event the Escrow Agent shall return the Deposit(s) and all interest thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive termination or closing of this transaction.

        In addition, Seller shall use commercially reasonable efforts to obtain approval from the present mortgage holder on the Property to join in and subordinate the lien of their mortgage to the 6 Year Amendment. Promptly following Seller obtaining such joinder and consent, or any portion thereof, Seller shall provide Purchaser with written evidence of same. Purchaser understands and agrees, however, that obtaining the joinder and consent to the 6 Year Amendment is not a condition precedent to this Agreement, and accordingly, if despite the commercially reasonable efforts of Seller, Seller does not obtain such joinder and agreement, Purchaser shall nonetheless be obligated to conclude this transaction.

        This paragraph shall survive Closing or any earlier termination of this Agreement.

        10. PURCHASER'S REPRESENTATIONS. Purchaser represents to Seller as follows:

        (a) Purchaser has previously reviewed and considered the nature of this transaction and the Inspection Period will enable Purchaser to investigate the Property and all aspects of the transaction. In electing to proceed with this transaction, Purchaser shall have determined that the Property is satisfactory to Purchaser in all respects, and is purchasing the Property in "as is" physical condition, subject only to any representations of Seller expressly set forth in this Agreement. Purchaser has and will rely solely on Purchaser's own independent investigations and inspections, and Purchaser has not relied and will not rely on any representation of Seller other than as expressly set forth in this Agreement. It is expressly covenanted and agreed that, except as expressly provided in this Agreement, neither the Seller, nor any employee, agent, representative or any other person acting on behalf of the Seller has made or will make any representation or warranty of any kind or nature whatsoever, express or implied, concerning the physical condition of the Property, or any part or portion thereof, or its state of repair, or the presence or the absence of any latent or patent defects, or its income potential, expenses or uses, or its merchantability, or fitness for any use or purpose. Purchaser acknowledges and agrees that its agreement to accept the Property in "AS IS" condition, without representation or warranty, except as expressly provided in this Agreement, is a material part of the consideration being bargained for by Seller, without which consideration, Seller will not agree to sell the Property on the price and terms set forth herein.

        (b) The execution, delivery and performance of this Agreement by Purchaser have been duly authorized, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any other person or entity to such execution, delivery and performance is required.

        11. UTILITIES. Purchaser understands and agrees that to the extent that the utilities for the Property are metered with the balance of the Project owned by Seller. Purchaser may elect, at its sole cost and expense, to cause all utility service and connections to the Property to be separated from those of the overall Project so that the Property's utilities are separately metered and independent from those of the overall Project (the "UTILITY SEPARATION"). In the event of such election, (i) Seller grants to Purchaser and Purchaser's contractors, and their respective employees, subcontractors, agents, representatives and designees, the right to enter upon the balance of the Project after closing for the purpose of effecting the Utility Separation, at all reasonable times and in a reasonable manner and (ii) Purchaser agrees to make reasonable efforts to minimize any disruption of utility service and connections to the balance of the Project. Purchaser agrees to indemnify Seller against any loss or damage to the balance of the Project resulting therefrom.

        In the event that Purchaser elects not to separate the utilities, Seller agrees to allow the utility service for the Property to continue as it presently exists and to bill Purchaser for the allocable portion thereof attributable to the Property. Seller agrees to make reasonable efforts to fairly allocate the portion of the utility expenses attributable to the Property (but Seller shall not be obligated to submeter the Property to make such determination).

        The provisions hereof shall survive closing.

        12. DEFAULT PROVISIONS. In the event of the failure or refusal of the Purchaser to close this transaction, without fault on Seller's part and without failure of title or any conditions precedent to Purchaser's obligations hereunder, Seller shall receive the Deposit together with all interest earned thereon as agreed and liquidated damages for said breach, and as Seller's sole and exclusive remedy for default of Purchaser, whereupon the parties shall be relieved of all further obligations hereunder, except those obligations which are specifically stated herein to survive the termination or closing of this transaction.

        In the event of a default by Seller under this Agreement, Purchaser at its option shall have the right to: (i) receive the return of the Deposit together with all interest earned thereon, whereupon the parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or closing of this transaction, unless the default was caused by the willful act, omission, or intentional material misrepresentation of Seller in which event Seller shall continue to be liable for damages caused thereby, anything to the contrary notwithstanding, or, alternatively, (ii) seek specific performance of the Seller's obligations hereunder and/or any other equitable remedies, thereby waiving damages.

        Notwithstanding the foregoing, in the event of a default by either party of any obligations which specifically survive closing, then the non-defaulting party shall be entitled to seek any legal redress permitted by law or equity. The provisions hereof shall survive closing.

        13. PRORATIONS. Real estate and personal property taxes, utilities and all other proratable items shall be prorated as of the date of Closing. Seller shall pay all sales and/or use tax due on revenues received and purchases made prior to the Closing date and shall comply with all statutory provisions necessary for Purchaser to avoid transferee liability for same. In the event the taxes for the year of Closing are unknown, the tax proration will be based upon the taxes for the prior year, and at the request of either party, the taxes for the year of Closing shall be reprorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known. The provisions of this paragraph shall survive the Closing.

        14. IMPROVEMENT LIENS. Certified, confirmed or ratified liens for governmental improvements as of the date of Closing, if any, shall be paid in full by Seller, and pending liens for governmental improvements as of the date of Closing shall be assumed by the Purchaser, provided that where the improvement has been substantially completed as of the date of Closing, such pending lien shall be considered certified.

        15.    CLOSING COSTS. The parties shall bear the following costs:


        (a)    The Purchaser shall be responsible for payment of the following:
               (i) the cost of examining the Commitment and Survey, (ii) the cost of the Survey, but only to the extent of its obligation for same pursuant to paragraph 5 above, (iii) any and all costs and expenses of architectural, engineering and other inspection and feasibility studies and reports incident to Purchaser's inspections, and (iv) clerk's recordation fees for recording the warranty deed.

        (b) The Seller shall be responsible for payment of the following: (i) any costs associated with issuance of the Commitment (including the premium for the owner's policy issued pursuant thereto), (ii) the cost of the Survey, but only to the extent of its obligation for same pursuant to paragraph 5 above, (iii) any transfer taxes in connection with the delivery of the deed and bill of sale including documentary stamp tax and surtax, and (iv) recording costs on the Declaration Amendment, the 30 Month Amendment, the 6 Year Amendment and on any documents necessary to clear title.

        (c) Each party shall pay its own legal fees except as provided in subparagraph (c) below.

        16. CLOSING. Subject to other provisions of this Agreement for extension, the closing (the "CLOSING") shall be held thirty (30) days following the date that Purchaser obtains the Approvals, but in no event sooner than October 31, 1999 nor later than the date which is two hundred ten (210) days following the date of this Agreement by both parties. Closing shall be held at the office of Seller's counsel.

        At Closing, Seller shall execute and/or deliver to Purchaser the following closing documents:

        (a) a good and sufficient special warranty deed subject only to the Permitted Exceptions,

        (b) an appropriate mechanic's lien affidavit, sufficient in form and content for any title insurance company to delete the standard exceptions for mechanic's liens, and, to the extent of work performed in the ninety (90) days prior to closing, appropriate releases and indemnities to allow Purchaser to obtain title insurance coverage over any unfiled liens,

        (c)    an affidavit of exclusive possession,

        (d) an appropriate bill of sale with warranty of title for claims by, through or under Seller for all personal property included in this transaction,

        (e) a non-foreign affidavit and/or certificate pursuant to subparagraph 8(k) above,

        (f) appropriate assignments of all licenses, easements, rights-of-way, contract rights, guarantees and warranties, and other property and rights included in this transaction, to the extent separable and transferable

        (g) appropriate evidence of Seller's formation, existence and authority to sell and convey the Property,

        (h) an appropriate "gap" affidavit and/or indemnity as required by the title insurer,

        (i) assignment of all Licenses, to the extent separable and transferable, and

        (j) a marked-up title insurance Commitment issued by a national title insurance company acceptable to Purchaser pursuant to paragraph 5 above.

        At closing, Seller and Purchaser shall each execute counterpart closing statements and such other documents as are reasonably necessary to consummate this transaction. Additionally, Purchaser and Seller shall execute the Declaration Amendment, 30 Month Amendment and 6 Year Amendment.

        17. BROKERS. The parties each represent and warrant to the other that there are no real estate brokers, salesmen or finders involved in this transaction. If a claim for brokerage in connection with the transaction is made by any broker, salesman or finder, claiming to have dealt through or on behalf of one of the parties hereto ("INDEMNITOR"), Indemnitor shall indemnify, defend and hold harmless the other party hereunder ("INDEMNITEE"), and Indemnitee's officers, directors, agents and representatives, from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) with respect to said claim for brokerage. The provisions of this paragraph shall survive the Closing and any cancellation or termination of this Agreement.

        18. ASSIGNABILITY. Purchaser shall be entitled to assign its rights hereunder to any subsidiary or any other entity controlled by Purchaser. No other assignment of this Agreement shall be permitted without the prior written consent of Seller, which may be withheld or denied by Seller in its sole and absolute discretion. Notwithstanding the foregoing, no assignment shall be binding upon or effective against Seller unless such assignment is in writing, is executed by the assignor and assignee, with the assignor expressly acknowledging that the assignment in no way releases the assignor from any duties, liabilities or obligations under the Agreement, and with the assignee expressly assuming and agreeing to pay and perform all of the assignor's duties, liabilities or obligations under the Agreement, and a fully executed counterpart of the assignment delivered to Seller.

        19. INSPECTIONS. Purchaser, and Purchaser's agents and contractors, shall have the right during the term of this Agreement to enter upon the Property at reasonable times and upon 24 hour advance notice by facsimile transmission to Holly Caracciolo, Fax No. (407) 239-0710, for purposes of inspection and making tests and studies thereon. Seller shall have the right to require Purchaser, and Purchaser's agents and contractors, to enter upon the Property only when accompanied by Seller or a representative of Seller. Throughout the term of this

Agreement, Seller, its agents and employees shall at all times cooperate with Purchaser, its agents and contractors in connection with their performance of the inspections provided herein. All such inspections, tests and studies shall be undertaken by Purchaser in a manner and at such times and places so as to not unreasonably disturb or interfere with the quiet enjoyment of the Property by Seller's guests and/or tenants. Purchaser agrees to indemnify, defend and hold harmless Seller from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) arising out of or resulting from any physical damage to the Property caused by Purchaser, or Purchaser's agents, contractors or employees, in connection with such inspection or investigation.

        20. ESCROW AGENT. The Escrow Agent shall not be liable for any actions taken in good faith, but only for its gross or willful negligence. The parties hereby indemnify and hold the Escrow Agent harmless from and against any loss, liability, claim or damage whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) the Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder except for gross negligence or willful misconduct. If there be any dispute as to disposition of any proceeds held by the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent is hereby authorized to interplead said amount or the entire proceeds with any court of competent jurisdiction and thereby be released from all obligations hereunder. The Escrow Agent shall not be liable for any failure of the depository. Purchaser acknowledges and agrees that Escrow Agent is acting as counsel to Seller in this transaction, and that this conflict of interest does not disqualify Escrow Agent from acting in such dual capacity. Purchaser further acknowledges and agrees that in the event of any dispute regarding this transaction or the Agreement (including, without limitation, a dispute regarding disbursement of amounts being held by Escrow Agent), Escrow Agent shall not be disqualified from representing Seller with regard to such dispute, notwithstanding its status as Escrow Agent.

        21. NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal Express), sent by facsimile transmission or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

        If to the Purchaser at:          Preferred Equities Corporation
                                         1125 N.E. 125th Street
                                         Suite 206
                                         North Miami, Florida  33161
                                         Attn:  Jerome J. Cohen,
                                                President
                                         Fax No. (305) 899-1824

        With a copy to:                  Greenberg, Traurig, P.A.
                                         1221 Brickell Avenue
                                         Miami, Florida  33131
                                         Attn:  Gary A. Saul, Esq.
                                         Fax No. (305) 579-0717

        If to the Seller at:             Marc Wilkow, President
                                         M&J Wilkow, Ltd.
                                         180 North Michigan Avenue
                                         Chicago, Illinois 60601
                                         Fax No. (312) 726-0468

        With a copy to:                  James E. Slater, Esq.
                                         Broad and Cassel
                                         Suite 1100
                                         390 North Orange Avenue
                                         Orlando, Florida 32801
                                         Fax No. (407) 425-8377

        If to Escrow Agent at:           James E. Slater, Esq.
                                         Broad and Cassel
                                         Suite 1100
                                         390 North Orange Avenue
                                         Orlando, Florida 32801
                                         Fax No. (407) 425-8377

Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery, notices transmitted by facsimile shall be deemed given on the date sent provided that the transmitting machine confirms transmission in writing (or otherwise, upon actual receipt by the other party) and notices mailed in accordance with the foregoing shall be deemed given three (3) days after deposit in the U.S. mails.

        22. RISK OF LOSS. The Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies, and Seller shall not remove any Personalty from the Property between now and Closing (other than the fitness equipment owned by Seller). In the event that the Property or any material portion thereof is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be relieved of all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or closing of this transaction, or (ii) Purchaser may proceed with closing in which case Purchaser shall be entitled to all condemnation awards and settlements. In the event that the Improvements are damaged or destroyed by fire or other casualty prior to Closing, Seller shall have the option to repair and restore the Property to the same condition as before the fire or casualty and closing shall be deferred for up to sixty (60) days to permit such repair and restoration. If Seller elects not to repair and restore or if Seller is unable to repair and restore within such sixty (60) day period, then Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or closing of this transaction, or (ii) proceeding with closing without reduction in the Purchase Price in which case Purchaser shall be entitled to all insurance proceeds allocable to the Property.

        23. INDEMNITY. Seller shall indemnify and hold Purchaser harmless from any and all liability, including costs and reasonable attorneys' fees (at trial and all appellate levels) for:

        (a) Any sales tax due on any rentals or sales prior to the closing of the transaction, to the State of Florida under Florida Statutes
               Section 212.10.

        (b) Any contracts for services to the property existing now or at any time prior to closing (other than obligations arising from the Contracts subsequent to Closing).

        (c) Any security deposits of tenants received by Seller prior to closing.

        (d) Any personal property taxes remaining unpaid for calendar years prior to the year of closing.

        The provisions of this paragraph shall survive the closing.

        24. DISCLOSURES. Pursuant to the laws of the State of Florida, Seller is required to provide the following notice to Purchaser:

        (a) RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

        (b) The prospective purchaser of real property with a building for occupancy located thereon is notified that the purchaser may have the building's energy efficiency rating determined.

        (c) Seller hereby represents and warrants that the Property is located in coastal areas partially or totally seaward of the coastal construction control line as defined in Chapters 161.053 of the Florida Statutes. Pursuant to Chapter 161.57 of the Florida Statutes, the Survey shall delineate the location of the coastal construction control line on the Property.

        25.    MISCELLANEOUS.

        (a) This Agreement shall be construed and governed in accordance with the laws of the State of Florida. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof; and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

        (b) In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

        (c) In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and court costs at all trial and appellate levels. The provisions of this subparagraph shall survive the closing coextensively with other surviving provisions of this Agreement.

        (d) If any date upon which, or by which, action required under this Agreement is a Saturday, Sunday or legal holiday recognized by the Federal government, then the date for such action shall be extended to the first day that is after such date and is not a Saturday, Sunday or legal holiday recognized by the Federal government.

        (e) In construing this Agreement, the singular shall be held to include the plural, the plural shall include the singular, the use of any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.

        (f) Time shall be of the essence for each and every provision of this Agreement.

        (g) All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

        26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and there are no other agreements, representations or warranties other than as set forth herein. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

        EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.



Witnessed by:                         SELLER:

                                      THE VILLAS AT MONTEREY LIMITED
                                      PARTNERSHIP, a Florida limited partnership

                                      By:  M  &  J Wilkow of Florida, Inc.,
                                           General Partner


_____________________________              By: _________________________________
                                               Marc Wilkow,
                                               President
_____________________________


                                      Tax ID No. _______________________________

                                      TANGO BAY OF ORLANDO, LC, a  Florida
                                      limited liability company


_____________________________         By: ______________________________________
                                      Name: ____________________________________
                                      Title: ___________________________________
_____________________________


                                      Tax ID No. _______________________________

                                      PURCHASER:

                                      PREFERRED EQUITIES CORPORATION,
                                      a Nevada corporation


_____________________________              By: _________________________________
                                               Name: ___________________________
                                               Title: __________________________
_____________________________


                                      Tax ID No. _______________________________

                                     RECEIPT



        The undersigned Escrow Agent hereby acknowledges receipt of a check, subject to clearance, in the amount of Twenty Five Thousand and No/100 Dollars ($25,000.00) from Purchaser to be held as the Initial Deposit pursuant to the foregoing Agreement.



                                        ESCROW AGENT:

                                        BROAD and CASSEL



                                        By: ____________________________________

                                   EXHIBIT "B"


                              PERMITTED EXCEPTIONS


1. Decree Incorporating Drainage District recorded May 27, 1970 in Official Records Book 1948, Page 639 of the Public Records of Orange County, Florida, and Notice of Lien recorded October 26, 1993 in Official Records Book 4640, Page 4288 of the Public Records of Orange County, Florida.

2. Notice of Restrictions on Real Estate recorded June 30, 1972 in Official Records Book 2244, Page 736 of the Public Records of Orange County, Florida, as partially terminated by Termination of Restrictions recorded August 14, 1985 in Official Records Book 3676, Page 1019 of the Public Records of Orange County, Florida.

3. Declaration of Covenants, Conditions and Restrictions for "Westwood Lakes Subdivision" recorded May 28, 1986 in Official Records Book 3790, Page 2732, as amended by Amendment to Declaration of Covenants, Conditions and Restrictions for "Westwood Lakes Subdivision" recorded in Official Records Book 3827, Page 1018, and Second Amendment recorded in Official Records Book 4115, Page 4648, all of the Public Records of Orange County, Florida.

4. Grant of Easement recorded September 10, 1986 in Official Records Book 3819, Page 0439 of the Public Records of Orange County, Florida.

5. The following matters set forth on the Plat of Orangewood Neighborhood-2 recorded in Plat Book 17, Page 81 of the Public Records of Orange County, Florida:

        (a) 10.00 foot Utility and Lake Maintenance Easement reserved along side parcel lines;

        (b)    10.00 foot Utility Easement reserved along rear parcel lines;

6. Distribution Easement in favor of Florida Power Corporation recorded June 26, 1987 in Official Records Book 3898, Page 3699 of the Public Records of Orange County, Florida.

7. Declaration of Restrictions and Protective Covenants for Tango Bay recorded April 9, 1996 in Official Records Book 5038, Page 3760 of the Public Records of Orange County, Florida

8. Perpetual Non-Exclusive Easement recorded April 9, 1996 in Official Records Book 5038, Page 3819 of the Public Records of Orange County, Florida

9. Non-Exclusive Easement recorded April 9, 1996 in Official Records Book 5038, Page 3833 of the Public Records of Orange County, Florida

10. Declaration of Restrictions (30 Month Covenant) recorded April 9, 1996 in Official Records Book 5038, Page 3844 of the Public Records of Orange County, Florida